Exhibit 3.1

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 7 RESTATED ARTICLES OF INCORPORATION (SECTION 180)	FORMULAIRE 7 STATUTS CONSTITUTIFS MIS Á J OUR (ARTICLE 180)

1 — Name of the Corporation - Dénomination sociale de la société	Corporation No. - N° de la société
OncoGenex Technologies Inc.	376628-4

2 — The province Or territory in Canada where the registered office is situated	La province ou le territoire au Canada oú est situé le siége social

British Columbia - Colombie Britannique

3 — The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est autorisée á émettre

The Corporation is authorized to issue an unlimited number of Common shares, having the rights, privileges, restrictions and conditions attached hereto.

4 — Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’ll y a lieu

None.

5 — Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’ administrateurs

Minimum : 1 Maximum : 7

6 — Restrictions, if any, on business the corporation may carry on	Limites imposées á l’activité commerciale de la société, s’il y a lieu
None

7 — Other provisions, if any	Autres dispositions, s’ll y a lieu

The directors may, within the maximum number permitted by the Articles, appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual general meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of the shareholders.

These restated articles of incorporation correctly set out, without substantive change, the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation.

Cette mise á jour des statuts constitutifs démontre exactement, sans changement substantial, les dispositions correspondantes des statuts constitutifs modifiés qul remplacent les statuts constitutifs originaux.

Signature	Printed Name - Nom en lettres moutées	8 — Capacity of - En qualité de	9 — Tel. No. - N° de tel.

FOR DEPARTMENTAL USE ONLY - A L USAGE DU MINISTERE SEULEMENT

IC 3167 (2003/08)

Canada Business Corporation Act	Lol canadienne sur les sociétés par actions

Restated Articles of Incorporation	Statuts constitutifá mis á jour
FORM 7	FORMULAIRE 7
INSTRUCTIONS	INSTRUCTIONS

Format	Présentation
If you require more information in order to complete Form 7, You may wish to consult the Amendment Kit.	Si vous désirez obtenir de plus amples informations afin de compléter le formulaire 7, veuillez consulter le Recuell d’Information sur les modifications.

You must file Form 7 by sending or faxing the completed documents to the address provided below.	Vous devez déposér le formulaire 7 an envoyant ou en télécoplant le document complété á ĺadresse indiquée au bas de cetta page.

Prescribed Fees	Droits payables
By mail or fax: $50	Par la poste ou télécopieur : 50 $
Free, If issued with the Certificate of Amendment	Gratult, s’ll est délivré de concert avec un Certificat de modifiaction

General	Généraltés
Restated articles of incorporation shall set out without substantive change the Articles of Incorporation as previously amended.	Les statuts mis á jour deivent indiquer sans modification substantielle les status constitutifs modifiés au préalable.

Item 1	Rubrique 1
Set ou the full legal name of the corporation and the corporation number.	Indiquer la dénomination sociále compléte de la société at son numéro.

Item 2	Rubrique 2
Set out the name of the province or territory within Canada where the registered office is situated.	Indiquer lé nom de la province ou du territoire au Canada oū le siége social est situé.

Item 3	Rubrique 3

Set out the details required by paragraph 6(1)(c) of the Act, including details of the rights, privileges, restrictions and conditions attached to each class of shares. All shares must be without nominal or par value and must comply with the provisions of Part V of the Act.

Indiquar les détails requls par l’allnéa 6(1)(c) de la Loi, y compris les détails des droits, priviléges, restrictions et conditions assortis á chaque catégorie d’actions. Toutes les actions dolvent étre sans valeur nominate ou sans valaur au pair et dolvent étre conformes áux dispositions de la partle V de la Loi.

Item 4	Rubrique 4
If restriction are to be placed on the right to transfer shares of the corporation, set out a statement to this effect and the nature of such restrictions.	Si le droit de transfert des actions de la société dolt étre restreint, inclure une déclaration á cét effet et indiquer la nature de ces restrictions.

Item 5	Rubrique 5
State the number of directors. If cumulative voting is permitted, the number of directors must be invariable; otherwise it is permissible to specify a minimum and maximum number of directors.	Indiquer le nombre d’administrateurs. Si un vote cumulatif est prévu, ce nombre dolt étre fixe; autrement, il est permis de spécifier un nombre minimal et maximal d’administrateurs.

Item 6	Rubrique 6
If restrictions are to be placed on the business the corporation may carry on, set out the restrictions.	Si des limites dolvent étre imposées á l’activité commerciate de la société, les indiquer.

Item 7	Rubrique 7

Set out any provisions permitted by the Act of Regulations to be set out in the by-laws of the corporation that are to form part of the article, including any pre-emptive rights or cumulative voting provisions.

Indiquer les dispositions que la LOI ou le régiement permet d’enoncer dans les régiements adminstratifs de la société et qui dolvent faire partie des statuts, y compris les dispositions relatives au vote cumulatif ou áux droits de préemption.

Signature	Signature

Item 8	Rubrique 8
Indicate the capacity of the signing person. Form 7 must be signed by one of the following persons: - a director of the corporation - an authorized officer of the corporation	Véuilléz indiquer la qualité du signataire. La formulaire 7 dolt étre signé par une dés pérsonnes sulvantes : - Un administrateur de la société - Un dirigeant autorisé de la société

The completed document and fees payable to the Receiver General for Canada are to be sent to:

The Director, Canada Business Corporations Act

Jean Edmonds Towers, South

9th Floor,

365 Laurier Ave. West

Ottawa, Ontario

K1A 0C8

or by facsimile at: (613) 941-0999

Inquiries 1-866-333-5556

Ledocument complété at les droits payables ou Receveur général du Canada dolvent étre envoyés aw :

Directeur, Lol canadienne sur lés sociétés par actions

Tours Jean Edmonds, sud

91éme étagé

365, ave Laurier ouest

Ottawa (Ontario)

K1A 0C8

OU par télécopieur : (613) 941-0999

Renselgnements : 1-866-333-5556

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHED TO
THE CORPORATION’S COMMON SHARES

The Common shares as a class confer on the holders thereof, and shall be subject to, the following rights, privileges, restrictions and conditions:

(a)                                  The holders of the Common shares are entitles to vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote.

(b)                                 Subject to the rights attaching to any other classes of shares of the Corporation, the holders of the Common shares are entitled to such dividends as the directors of the Corporation in their sole discretion may determine from time to time.

(c)                                  Subject to rights attaching to any other shares of the Corporation, upon the liquidation, dissolution, bankruptcy or winding-up of the Corporation or other distribution of its assets among its shareholders for the purpose of winding-up its affairs, the holders of the Common shares are entitled to receive the remaining property of the Corporation.